Exhibit 99.1

Nova LifeStyle, Inc. Completes 1 for 5 Reverse Stock Split

LOS ANGELES, May 23, 2023 (GLOBE NEWSWIRE) — Nova LifeStyle, Inc. (NASDAQ: NVFY) (“Nova LifeStyle” or the “Company”) today announced that it has completed a one-for-five reverse stock split (the “Reverse Stock Split”).

On May 22, 2023, the Company filed a Certificate of Change Pursuant to NRS 78.209 with the Nevada Secretary of State to effect the Reverse Stock Split, which became effective upon filing. As a result of the Reverse Stock Split, every 5 shares of the Company’s common stock issued and outstanding immediately prior to the filing of the Certificate of Change was consolidated into one issued and outstanding share. All stockholders who would be entitled to receive fractional shares as a result of the Reverse Stock Split received one whole share for their fractional share interest. There was no change in the par value of our common stock.

The Company’s common stock will begin trading on a split-adjusted basis on The Nasdaq Capital Market at the commencement of trading on May 24, 2023 under the Company’s existing symbol “NVFY.” The Company’s common stock has been assigned a new CUSIP number of 66979P300 in connection with the Reverse Stock Split.

The Certificate of Change also decreased the number of authorized shares of the Company’s common stock from 15,000,000 to 3,000,000.

In addition, proportionate adjustments will be made to the exercise prices of the Company’s outstanding stock options and warrants and to the number of shares issued and issuable under the Company’s existing stock incentive plans.

About Nova LifeStyle

Nova LifeStyle, Inc. is a well-established, innovative designer and distributor of modern lifestyle furniture; primarily sofas, dining room furniture, cabinets, office furniture and related components, bedroom furniture, jade mats and various accessories, in matching collections. Nova LifeStyle’s product lines include the Nova Brands and Diamond Sofa (www.diamondsofa.com). Nova’s products feature urban contemporary styles that integrate comfort and functionality, incorporating upscale luxury designs which appeal to middle and upper middle-income consumers in the USA, China, Southeast Asia, South America, and elsewhere in the world. Visit Nova LifeStyle’s website at www.NovaLifeStyle.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, our ability to fully resume our operations and remain financially healthy, our expected future growth prospects. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

Investor Relations Contact

Andrew Barwicki

516-662-9461

andrew@barwicki.com

ir@novalifestyle.com